Exhibit 99

PRESS RELEASE	FOR IMMEDIATE RELEASE
Contacts:

Investment Community	News Media

JAMES J. MURREN	ALAN M. FELDMAN
President, Chief Financial Officer &	Senior Vice President
Treasurer	Public Affairs
(702) 693-8770	(702) 891-7147

MGM MIRAGE EXTENDS THE EXPIRATION DATES FOR EXCHANGE OFFERS
Las Vegas, Nevada, December 9, 2005 — MGM MIRAGE (NYSE: MGM) announced today that it is extending until 5:00 p.m., New York City time, on December 13, 2005, unless further extended, the expiration date of its offer to exchange $500 million in aggregate principal amount of its 6.625% Senior Notes due 2015 registered under the Securities Act of 1933 (the “$500 Million Notes”) for a like principal amount of its unregistered 6.625% Senior Notes due 2015 validly tendered in the corresponding exchange offer. In addition, MGM MIRAGE announced today that it is also extending until 5:00 p.m., New York City time, on December 13, 2005, unless further extended, the expiration date of its offer to exchange $375 million in aggregate principal amount of its 6.625% Senior Notes due 2015 registered under the Securities Act of 1933 (the “$375 Million Notes”) for a like principal amount of its unregistered 6.625% Senior Notes due 2015 validly tendered in the corresponding exchange offer. MGM MIRAGE does not currently intend to extend the expiration date for either of the exchange offers beyond such date.
As of 5:00 p.m., New York City time, on December 8, 2005, the original expiration date of each of the exchange offers, the exchange agent for the exchange offers advised MGM MIRAGE that approximately $498 million in aggregate principal amount of its $500 Million Notes and approximately $371 million in aggregate principal amount of its $375 Million Notes had been validly tendered.
Each of the exchange offers is subject to the terms and conditions set forth in the respective prospectuses, in each case, dated November 7, 2005, and the corresponding letters of transmittal distributed in connection with each such exchange offer. This announcement amends and supplements each such prospectus and letter of transmittal with respect to the matters described above. All other terms and conditions of each such exchange offer set forth in the corresponding prospectuses and letters of transmittal remain in full force and effect.
Anyone who would like to obtain copies of the prospectus and related documents for either exchange offer, or who has questions regarding such exchange offer, should contact U.S. Bank National Association, the exchange agent for both exchange offers, at (800) 934-6802.
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MGM MIRAGE (NYSE:MGM) owns and operates 24 properties located in Nevada, Mississippi and Michigan, and has investments in four other properties in Nevada, New Jersey, Illinois and the United Kingdom. MGM MIRAGE has also announced plans to develop Project CityCenter, a multi-billion dollar mixed-use urban development project in the heart of Las Vegas, and has a 50% interest in the MGM Grand Macau hotel/casino under construction in Macau S.A.R. MGM MIRAGE supports responsible gaming and has implemented the American Gaming Association’s Code of Conduct for Responsible Gaming at its properties. MGM MIRAGE also has been the recipient of numerous awards and recognitions for its industry-leading Diversity Initiative and its community philanthropy programs. For more information about MGM MIRAGE, please visit the company’s website at http://www.mgmmirage.com.
Statements in this release which are not historical facts are “forward looking” statements and “safe harbor statements” under the Private Securities Litigation Reform Act of 1995 that involve risks and/or uncertainties, including risks and/or uncertainties as described in the company’s public filings with the Securities and Exchange Commission.

MGM MIRAGE • 3600 LAS VEGAS BLVD SOUTH • LAS VEGAS, NV 89109 • PH: 702.693.7120 • FX: 702.693.8626 •WWW.MGMMIRAGE.COM